UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
         13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                               (Amendment No. 6)*

                         Friendly Ice Cream Corporation
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                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   358497 10 5
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                                 (CUSIP Number)

                                 January 2, 2005
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of This Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[ ]   Rule 13d-1(c)
[X]   Rule 13d-1(d)


---------------------
         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------                         ------------------------
CUSIP NO. 358497 10 5                   13G                Page 2 of 6 Pages
------------------------------                         ------------------------

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   1    NAME OF REPORTING PERSON:
        I.R.S. Identification No. of Above Person (Entities Only)

        Donald N. Smith
--------------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
   3    SEC USE ONLY


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   4    CITIZENSHIP OR PLACE OF ORGANIZATION
        United States

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     NUMBER OF       5   SOLE VOTING POWER
      SHARES                   732,178
   BENEFICIALLY
     OWNED BY
       EACH
     REPORTING
      PERSON
       WITH
                    ------------------------------------------------------------
                     6   SHARED VOTING POWER
                               0
                    ------------------------------------------------------------
                     7   SOLE DISPOSITIVE POWER
                               732,178
                    ------------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               732,178

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [ ]
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               9.5%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON*
               IN

--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 6 pages

      The Schedules 13G filed on January 20, 2004, January 21, 2003, March 22, 2001, March 21, 2000, February 12, 1999 and February 25, 1998, respectively, are hereby amended and restated by this Amendment No. 6 to such Schedules 13G.

Item 1(a).    Name of Issuer:

              Friendly Ice Cream Corporation

Item 1(b).    Address of Issuer's Principal Executive Offices:

              1855 Boston Road
              Wilbraham, MA 01095

Item 2(a).    Name of Person Filing:

              Donald N. Smith

Item 2(b).    Address of Principal Business Office, or if none, Residence:

              2431 Adamsway Drive
              Aurora, IL 60504

Item 2(c).    Citizenship:

              United States

Item 2(d).    Title of Class of Securities:

              Common Stock, $0.01 par value per share

Item 2(e).    CUSIP Number:

              358497 10 5

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b), check whether the person filing is a:

              (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
              (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
              (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
              (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
              (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

                               Page 3 of 6 pages

              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
              (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
              (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
              (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.       Ownership

      (a)     Amount Beneficially Owned:
                732,178

      (b)     Percent of Class:
                9.5%

      (c)     Number of shares as to which such person has:

              (i)   Sole power to vote or to direct the vote:
                    732,178

              (ii)  Shared power to vote or to direct the vote:
                    0

              (iii) Sole power to dispose or to direct the disposition of:
                    732,178

              (iv)  Shared power to dispose or to direct the disposition of:
                    0

Item 5.       Ownership of Five Percent or Less of a Class of a Class:

              N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person:

              N/A

                               Page 4 of 6 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

              N/A

Item 8.       Identification and Classification of Members of the Group:

              N/A

Item 9.       Notice of Dissolution of Group:

              N/A

Item 10.      Certification:

              N/A


            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                               Page 5 of 6 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    2/14/2005
                                                ------------------------------
                                                      Date

                                                /s/ DONALD N. SMITH
                                                ------------------------------
                                                      Signature

                                                    Donald N. Smith
                                                ------------------------------
                                                      Name/Title

                               Page 6 of 6 pages